UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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LCI Industries
(Name of Registrant as Specified In Its Charter)
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3501 County Road 6 East
Elkhart, Indiana 46514
Supplement to Definitive Proxy Statement for Annual Meeting of Stockholders
To Be Held May 20, 2021
This proxy statement supplement updates and amends the definitive proxy statement filed with the Securities and Exchange Commission on April 5, 2021, regarding the 2021 Annual Meeting of Stockholders of LCI Industries (the “Company”) to be held in a virtual format only on May 20, 2021 at 9:00 a.m. ET.

The purpose of this supplement is to update the proxy statement to inform you of changes in the principal occupations of two of the members of the Company’s Board of Directors (the “Board”) who are standing for re-election. Frank J. Crespo has retired from his position as Senior Vice President and Chief Supply Chain Officer of Indigo Agriculture, Inc. In addition, Stephanie K. Mains is currently serving as the Chief Executive Officer of LSC Communications MCL, LLC, a privately-held communications company.

Pursuant to the Company’s Governance Principles, because neither of the changes in Mr. Crespo’s or Ms. Mains’ principal occupations constitute a significant change in his or her personal circumstances that could impair his or her ability to effectively serve on the Board, neither of them was required to submit an offer of resignation from the Board.

Except as updated by this supplement, all information set forth in the proxy statement remains unchanged and should be considered in casting your vote by proxy or at the annual meeting. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. This supplement does not change the proposals to be acted upon at the annual meeting, which are described in the proxy statement.